EXHIBIT 99.1

                                              Contact: Steven T. Sabatini
                                                       Senior Executive V.P. &
                                                       Chief Financial Officer
                                                       (845) 365-4615

              U.S.B. HOLDING CO., INC., PARENT OF UNION STATE BANK, REPORTS FIRST QUARTER 2005 EARNINGS OF $7.39 MILLION



Orangeburg, NY, April 28, 2005 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") (NYSE: UBH), the parent company of Union State Bank (the "Bank"), with consolidated assets of $2.8 billion, today announced that the Company reported net income for the quarter ended March 31, 2005 of $7.39 million, an increase of 0.5 percent compared to the $7.36 million earned for the first quarter of 2004. The Company's diluted earnings per common share was $0.35 for the three month period ended March 31, 2005 compared to $0.34 for the same period in 2004, an increase of 2.9 percent. The Company's return on average common stockholders' equity and return on average total assets was 16.03 percent and 1.07 percent for the three month period ended March 31, 2005, compared to 16.95 percent and 1.02 percent for the three month period ended March 31, 2004, respectively.

      The increase in the 2005 first quarter net income and diluted earnings per common share compared to the 2004 period is due to a significant increase in net interest income. The net interest income increase was substantially offset by increases in the provision for credit losses related to loan growth, non-interest expenses from increases in salaries and benefits expenses, legal fees related to a non-performing real estate construction loan, and costs for compliance with the Sarbanes-Oxley Act of 2002, and a decrease in security gains. During the 2004 first quarter, $105.5 million of available for sale mortgage-backed securities were sold resulting in security gains of $1.1 million ($0.6 million after income tax and incentive compensation effect), while no security gains were realized for the quarter ended March 31, 2005.

      Mr. Hales commented that, "We are happy with the Company's net income increase recognizing that we recorded $1.1 million in security gains during the 2004 first quarter. We are extremely pleased with the 13.1 percent increase in net interest income, the Company's core revenue."

      Net interest income increased 13.1 percent to $23.0 million for the quarter ended March 31, 2005, compared to the prior year first quarter, as a result of a significant increase in the tax equivalent net interest margin from
3.02 percent for the quarter ended March 31, 2004 to 3.53 percent for the 2005 first quarter, while average interest earning assets decreased 3.5 percent.

      Mr. Hales added, "If short-term interest rates continue to rise and the U.S. treasury yield curve widens, the Company's net interest income should be positively affected as the balance sheet remains asset sensitive. However, the Company's core revenue could be negatively affected if the U.S. treasury yield curve continues to flatten or becomes inverted resulting in short-term interest rates at higher levels than medium-to long-term interest rates, which would cause interest spreads to narrow."

      The provision for credit losses increased to $0.4 million in the first quarter of 2005 compared to $0.2 million for the quarter ended March 31, 2004, reflecting overall loan growth, partially offset by a continued improvement in the credit quality of the loan portfolio. Non-performing assets at March 31, 2005 were $1.0 million compared to $5.0 million at March 31, 2004. At March 31, 2005, nonperforming assets to total assets was 0.03 percent compared to 0.17 percent at March 31, 2004.

      Nonperforming assets at March 31, 2004 primarily consisted of a $4.1 million real estate construction loan. On November 30, 2004, the Superior Court of New Jersey issued an unfavorable ruling regarding the foreclosure on other collateral securing this loan and a related personal guarantee. As a result of the unfavorable ruling, the Company charged-off $2.9 million of this loan in the fourth quarter of 2004. The Company is appealing this decision. As of February 2, 2005, all 83 condominium units in the project that secured the real estate construction loan have been sold and the remaining loan balance has been paid in full. In addition, at March 31, 2005, the Company maintains a specific allocation of the allowance for loan losses for unfunded letters of credit related to this loan of $0.2 million.

      Non-interest income increased slightly for the quarter ended March 31, 2005 compared to the prior 2004 period. The increase was primarily due to an increase in letter of credit fees, fee income on investment product sales, and other miscellaneous income, partially offset by a decrease in service charges on deposit accounts.

      Non-interest expenses increased 11.2 percent for the quarter ended March 31, 2005 compared to the 2004 prior period. The $1.3 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $1.0 million resulting from higher medical benefit costs, headcount growth, and higher levels of incentive and deferred compensation, and a $0.3 million increase in professional fees related to the appeal of the unfavorable ruling by the Superior Court of New Jersey on a non-performing real estate construction loan discussed above, and additional costs for compliance with the Sarbanes-Oxley Act of 2002.

      The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 28 branches, of which 25 are in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank's website at www.unionstate.com.

      Forward-Looking Statements: This Press Release contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "intend," "should," "will," "would," "could," "may," "planned," "estimated," "potential," "outlook," "predict," "project" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

                            U.S.B. HOLDING CO., INC.

                   SELECTED FINANCIAL INFORMATION -- UNAUDITED
                 (in thousands, except ratios and share amounts)

                                                                    Three Months Ended
                                                                         March 31,

Consolidated summary of operations data:                              2005           2004
                                                                 ------------   ------------
   Interest income                                               $     37,221   $     34,256
   Interest expense                                                    14,233         13,939
                                                                 ------------   ------------
   Net interest income                                                 22,988         20,317
   Provision for credit losses                                            391            211
   Non-interest income                                                  1,827          1,816
   Security gains                                                          --          1,112
   Non-interest expenses                                               13,344         12,003
                                                                 ------------   ------------
   Income before income taxes                                          11,080         11,031
   Provision for income taxes                                           3,689          3,674
                                                                 ------------   ------------
   Net income                                                    $      7,391   $      7,357
                                                                 ============   ============

Consolidated common share data:(1)
   Basic earnings per share                                      $       0.36   $       0.36
   Diluted earnings per share                                            0.35           0.34
   Weighted average shares                                         20,416,904     20,479,545
   Adjusted weighted average shares                                21,356,048     21,408,930
   Cash dividends per share                                      $       0.13   $      0.105

                                                    March 31,     December 31,      March 31,
Selected balance sheet data at period end:            2005            2004            2004
                                                  ------------    ------------    ------------
   Securities available for sale, at estimated
      fair value                                  $    476,168    $    589,572    $  1,014,208
   Securities held to maturity                         608,438         502,201         233,652
   Loans, net of unearned income                     1,526,787       1,508,098       1,485,762
   Allowance for loan losses                            15,501          15,226          14,820
   Total assets                                      2,762,716       2,746,270       2,909,198
   Deposits                                          1,796,867       1,858,218       1,877,589
   Borrowings                                          598,271         625,032         752,516
   Subordinated debt issued in connection with
   Corporation - Obligated mandatory redeemable
     capital securities of subsidiary trusts            61,858          61,858          61,858
   Stockholders' equity                                184,077         182,046         178,108
   Tier 1 capital                                 $    247,273    $    241,494    $    231,072
   Common shares outstanding(1)                     20,482,613      20,346,814      20,520,180
   Book value per common share(1)                 $       8.99    $       8.95    $       8.68

Selected balance sheet financial ratios:
    Leverage ratio                                        8.99%           8.15%           8.05%
   Allowance for loan losses to total loans               1.02%           1.01%           1.00%
   Non-performing assets to total assets                  0.03%           0.06%           0.17%

Selected income statement data                       Quarter Ended       Year Ended       Quarter Ended
   for the period ended:                             March 31, 2005   December 31, 2004   March 31, 2004
                                                     --------------   -----------------   --------------
Return on average total assets                                1.07%               0.96%            1.02%
Return on average common stockholders' equity                16.03%              16.13%           16.95%
Efficiency ratio                                             52.61%              52.55%           52.97%
Net interest spread - tax equivalent                          3.41%               3.16%            2.95%
Net interest margin - tax equivalent                          3.53%               3.21%            3.02%


-----------
(1) Share amounts are adjusted for the five percent common stock dividend distributed in September 2004.

                            U.S.B. HOLDING CO., INC.

                    AVERAGE BALANCE INFORMATION -- UNAUDITED

                                                    Three Months Ended
                                                          March 31,
                                                     2005           2004
                                                 ------------   ------------
                                                            (000's)

      ASSETS
      Federal funds sold                         $     59,053   $     36,373
      Securities(1)                                 1,098,886      1,272,976
      Loans(2)                                      1,505,751      1,451,197
                                                 ------------   ------------
      Earning assets                                2,663,690      2,760,546
                                                 ------------   ------------
      Total Assets                               $  2,758,037   $  2,877,783
                                                 ------------   ------------

      LIABILITIES AND
      STOCKHOLDERS' EQUITY
      Non-interest bearing deposits              $    332,106   $    292,343
      Interest bearing deposits                     1,547,288      1,546,394
                                                 ------------   ------------
      Total deposits                                1,879,394      1,838,737
      Borrowings                                      600,962        783,992
      Subordinated debt issued in connection
          with Corporation-Obligated mandatory
          redeemable capital securities
          of subsidiary trusts                         61,858         52,227
      Interest bearing liabilities                  2,210,108      2,382,613
      Stockholders' Equity                       $    184,417   $    173,656
                                                 ------------   ------------



--------------

     (1) Securities exclude the mark-to-market adjustment required by FASB No. 115.

     (2) Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION -- UNAUDITED


                                         Consolidated Balance Sheet Data
                                                  at March 31,
                                               2005          2004
                                           -----------   ------------
                                                     (000's)
Commercial (time and demand) loans        $    182,829   $    172,292
Construction and land development loans        428,147        389,417
Commercial mortgages                           579,472        604,362
Residential mortgages                          246,213        247,841
Home equity loans                               80,720         64,748
Personal installment loans                       1,832          2,273
Credit card loans                                6,059          5,338
Other loans                                      4,853          4,202
Deferred commitment fees                         3,338          4,711
Intangibles                                      4,772          7,519
Goodwill                                         1,380             --
Nonaccrual loans                                   960          5,017
Restructured loans                                 136            141
Non-interest bearing deposits                  327,501        304,079
Interest bearing deposits                    1,469,366      1,573,510

                                               Consolidated Income Data
                                              for the Three Month Period
                                                    Ended March 31,
                                                  2005          2004
                                               ----------    ----------
                                                        (000's)
Interest income - FTE                          $   37,770    $   34,781
Net interest income - FTE                          23,537        20,842
Deposit service charges                               904         1,096
Other income                                          923           720
Salaries and employee benefits expense              8,321         7,284
Occupancy and equipment expense                     2,050         1,873
Advertising and business development expense          575           671
Professional fees expense                             668           406
Communications expense                                341           360
Stationery and printing expense                       161           203
Amortization of intangibles                           291           266
Other expense                                         937           940
Net charge-offs                                       (34)          142